Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239                               TEL: (617) 995-2500   FAX: (617) 995-2510

Contacts:

Investors Carol Hausner Executive Director, Investor Relations and Corporate Communications Tel: (617) 995-2500 info@immunogen.com	Media Tony Loke Rx Communications Group, LLC Tel: (917) 322-2164 tloke@rxir.com

For Immediate Release

ImmunoGen, Inc. Reports Third Quarter Fiscal Year 2005 Financial Results

— Company Provides Business Update —

CAMBRIDGE, MA, May 5, 2005 — ImmunoGen, Inc. (Nasdaq: IMGN), a biopharmaceutical company that develops targeted anticancer therapeutics using its Tumor-Activated Prodrug (TAP) technology, today announced financial results for the three- and nine-month periods ended March 31, 2005 — the third quarter and first nine months, respectively, of the Company’s 2005 fiscal year.

For the three-month period ended March 31, 2005, the Company reported a net loss of $3.6 million, or $0.09 per basic and diluted share, compared to a net loss of $0.8 million, or $0.02 per basic and diluted share, for the same period last year. For the nine-month period ended March 31, 2005, the Company reported a net loss of $8.2 million, or $0.20 per basic and diluted share, compared to a net loss of $6.2 million, or $0.15 per basic and diluted share, for the same period last year.

Revenues for the three-month period ended March 31, 2005 were $10.2 million, compared to $7.6 million for the same period last year. The revenues for the quarter ended March 31, 2005 include $4.6 million of research and development support fees, as compared to $4.1 million for the same period last year. Research and development support fees primarily represent funding earned pursuant to the Company’s discovery, research, and commercialization collaboration with the sanofi-aventis Group. The research and development support fees for the quarter ended March 31, 2005 also include amounts earned for work performed under the Company’s development and license agreements with Biogen Idec and Centocor. Revenues for the third quarter of 2005 include $2.4 million of clinical materials reimbursement related to the manufacture of clinical materials for partners, and $3.0 million of license and milestone fees, as compared to $0.9 million and $2.6 million, respectively, in the same period last year.

Total operating expenses for the three-month period ended March 31, 2005 were $14.3 million, compared to $8.7 million for the same period last year. Operating expenses for the quarter ended March 31, 2005 include $2.3 million for the cost of clinical materials reimbursed, as compared to $0.7 million in the same period last year. Also included in the total operating expenses for the quarter ended March 31, 2005 were research and development expenses of $9.8 million, as compared with $6.2 million in the same period last year. Included in research and development for the quarter ended March 31, 2005 is a $1.3 million expense for excess raw materials inventory, as compared to $0.3 million in the same period last year. Under our policy to account for inventory reserve, we expense the cost of raw materials in excess of 12-month forecasted demand. This demand was reduced with the discontinuation of bivatuzumab mertansine by Boehringer Ingelheim in February 2005.

Other income for the three-month period ended March 31, 2005 was $0.5 million, compared to $0.3 million in the same period last year. Included in other income for the quarter ended March 31, 2005 and 2004 was interest income of $0.5 million and $0.3 million, respectively.

As of March 31, 2005, ImmunoGen had approximately $91.6 million in cash and marketable securities. This compares to $94.6 million as of June 30, 2004. The cash used in operating activities was $1.5 million for the nine months ended March 31, 2005. ImmunoGen currently anticipates that its existing capital resources plus future payments from collaborators, including committed funding to be received from the sanofi-aventis Group pursuant to the collaboration agreement, will enable the Company to meet its operational expenses and capital expenditures for at least the next three to five fiscal years.

Total assets were $113.8 million as of March 31, 2005, compared to $122.6 million as of June 30, 2004. This decrease is attributable primarily to: (i) a decrease in cash and marketable securities to fund operations and capital expenditures; and (ii) a decrease in inventory, which is related to the timing of the completion of quality assurance testing for conjugate produced for the Company’s collaborators. Total liabilities were $24.4 million as of March 31, 2005, as compared to $25.5 million as of June 30, 2004.

Mitchel Sayare, Ph.D., Chairman and CEO, commented, “Since the beginning of this fiscal year, we have made significant progress in the development of our own products: we took over the Phase I/II study underway with our compound huN901-DM1, advanced our compound huC242-DM4 to IND filing, and took the necessary actions to remain on track to initiate two more clinical trials by mid-2005—one with huC242-DM4 and one with huN901-DM1. During this same period, we burned only $1.5 million of cash on an operating basis and only $3 million of cash overall. This reflects the significance of our business model, which is to develop our own products and to help fund our product programs by selectively outlicensing our TAP technology to other companies. Our partnerships provide us with cash today, and expand the number of TAP products in development that can potentially contribute to the body of clinical data on our technology and provide royalties to ImmunoGen in the future.”

ImmunoGen’s TAP technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. The Company develops its own products using this technology with its own antibodies. ImmunoGen also selectively outlicenses this technology to other companies for use with their proprietary antibodies.

Update on ImmunoGen Product Candidates

HuN901-DM1 — ImmunoGen is developing this compound for the treatment of cancers that express CD56, including small-cell lung cancer (SCLC) and multiple myeloma. Two clinical studies are currently underway with the compound in SCLC — a Phase I/II weekly-dosing study and a Phase I accelerated-dosing study. Initial clinical findings from the Phase II portion of the weekly-dosing study will be reported on May 17 at the American Society of Clinical Oncology (ASCO) annual meeting. Progress also is being made with the Phase I accelerated-dosing study being conducted by former partner Vernalis.

ImmunoGen is in the process of initiating a Phase I study with huN901-DM1 in CD56-positive multiple myeloma, and plans to provide additional details on this study when patient dosing has begun.

HuN901-DM1 comprises the huN901 antibody, which binds to the CD56 antigen, and the potent cell-killing agent DM1. The huN901 antibody is used to target the compound selectively to CD56-positive cancer cells and the DM1 serves to kill the cells. Cancers that express CD56 include SCLC, other cancers of neuroendocrine origin, and the hematologic malignancies, multiple myeloma and acute myeloid leukemia.

HuC242-DM4 — ImmunoGen is developing huC242-DM4 for the treatment of cancers that express CanAg. These include colorectal, pancreatic, gastric, and other gastrointestinal cancers, and as well as many non-small-cell lung cancers. The huC242 antibody serves to target the compound to the cancer cells, and the DM4 serves to kill the cells.

ImmunoGen plans to initiate Phase I clinical testing of huC242-DM4 in mid-2005, and submitted the Investigational New Drug application (IND) to the US FDA in late March. The Company expects to provide additional details on the study design when patient dosing has begun.

In April, ImmunoGen reported findings with huC242-DM4 at the American Academy for Cancer Research (AACR). In preclinical studies, huC242-DM4 demonstrated potent, targeted anticancer activity directed against CanAg-positive colon, pancreatic, gastric, and lung cancer cells at doses that were well tolerated. HuC242-DM4 was considerably more active than cantuzumab mertansine — an earlier version of the compound — against colon cancer cells without loss of tolerability.

Update on Partner Achievements

The sanofi-aventis Group — The sanofi-aventis Group has advanced their TAP compound AVE9633 (huMy9-6-DM4) into clinical testing, and ImmunoGen earned a $2 million milestone in April with the initiation of patient dosing. The sanofi-aventis Group licensed rights to this TAP compound from ImmunoGen in 2003 as part of a broader collaboration between the companies. AVE9633 comprises the huMy9-6 antibody — which targets the CD33 antigen found on acute myeloid leukemia (AML) cells — and the potent cell-killing agent DM4.

Millennium Pharmaceuticals, Inc. — Clinical data from the Phase I/II multi-dose study being conducted by Millennium with the company’s TAP compound MLN2704 have been accepted for poster presentation at ASCO in May. MLN2704 targets the prostate-specific membrane antigen (PSMA) found on virtually all prostate cancers and is comprised of the Millennium anti-PSMA antibody MLN591 and ImmunoGen’s DM1. In the previously reported single-dose study, MLN2704 was found to be well tolerated at doses that demonstrate evidence of anticancer activity.

Genentech — In April, Genentech licensed the exclusive right to use ImmunoGen’s maytansinoid TAP technology with its therapeutic antibodies to an undisclosed target. ImmunoGen received a $1 million license fee, and is entitled to receive milestone payments plus royalties on the sales of any products resulting from this license. Genentech is responsible for the development, manufacturing, and marketing of any products resulting from this license.

Genentech took the license under a five-year technology access agreement established with ImmunoGen in May 2000. This month, Genentech renewed that agreement for the allowed additional three-year term by payment of a $2 million technology access fee.

Genentech has rights to use ImmunoGen’s maytansinoid TAP technology with therapeutic antibodies to HER2 under a separate license agreement.

Webcast Information

A live conference call and webcast are scheduled for May 5, 2005 at 4:30 p.m. ET. This call will include management discussion of financial results and updated guidance for the Company's 2005 fiscal year.

To access the live conference call by phone, dial 913-981-4900. No passcode is required. A playback of the call will be available from approximately 7:30 p.m. on May 5, 2005 through 11:59 p.m. on May 11, 2005. To listen to the playback, call 719-457-0820 and provide passcode 987580. The call also may be heard through the “Investor Relations” section on ImmunoGen’s website, www.immunogen.com. Following the live webcast, a replay of the call will be available at the same location through May 11, 2005.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent, cell-killing agent specifically to cancer cells. ImmunoGen is advancing its wholly-owned TAP compounds, huN901-DM1 and huC242-DM4. Centocor (a wholly-owned subsidiary of Johnson & Johnson), Biogen Idec, Genentech, the sanofi-aventis Group, Millennium Pharmaceuticals, Inc., Boehringer Ingelheim, and Abgenix have licensed the right to develop or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with the sanofi-aventis Group.

This press release includes forward-looking statements based on management’s current expectations. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause the Company’s actual results to differ materially from those discussed or implied in the forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from suc expectations include, but are not limited to: the outcome of the Company’s research and clinical development processes, including the anticipated clinical advancement of huC242-DM4 and huN901-DM1; the outcome of the Company’s collaboration partners’ research and clinical development processes, including the anticipated clinical advancement of partner compounds; the difficulties inherent in the development of pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; the Company’s dependence upon existing and potential collaborative partners, and the outcome of the clinical testing of TAP compounds being developed by the Company’s existing partners; uncertainty as to whether the Company’s potential products or those of the Company’s collaborators will succeed in entering human clinical trials and uncertainty as to the results of such trials; the ability of the Company’s current capital resources and anticipated future collaborator payments to enable the Company to meet its current and projected operational expenses and capital expenditures for the next three to five fiscal years; the risk that the Company and/or its collaborators may not be able to obtain regulatory approvals necessary to commercialize their product candidates; the potential development by competitors of competing products and technologies; uncertainty whether the Company’s TAP technology will produce safe, effective and commercially viable products; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 and other reports filed with the Securities and Exchange Commission.

—financials follow—

IMMUNOGEN, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

As of March 31, 2005 and June 30, 2004

  (Unaudited)

	March 31,	June 30,
	2005	2004
ASSETS

Cash and marketable securities	$91,570	$94,610
Other assets	22,195	28,020

Total assets	$113,765	$122,630

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities	$11,334	$11,285
Long term portion of deferred revenue and other long term liabilities	13,025	14,208
Stockholders' equity	89,406	97,137

Total liabilities and stockholders' equity	$113,765	$122,630

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and nine months ended March 31, 2005 and 2004

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2005	2004	2005	2004

Revenues:
Research and development support	$4,573	$4,060	$12,728	$9,154
License and milestone fees	3,040	2,551	5,615	4,247
Clinical materials reimbursement	2,415	936	8,918	3,112
Development fees	203	43	1,023	131

Total revenues	10,231	7,590	28,284	16,644

Expenses:
Cost of clinical materials reimbursed	2,286	729	7,822	2,715
Research and development	9,820	6,170	24,291	16,136
General and administrative	2,161	1,769	5,688	5,015

Total operating expenses	14,267	8,668	37,801	23,866

Loss from operations	(4,036)	(1,078)	(9,517)	(7,222)

Other income, net	490	322	1,314	1,028

Loss before income taxes	(3,546)	(756)	(8,203)	(6,194)

Income tax expense	5	4	28	25

Net loss	$(3,551)	$(760)	$(8,231)	$(6,219)

Basic and diluted net loss per common share	$(0.09)	$(0.02)	$(0.20)	$(0.15)

Basic and diluted weighted average common shares outstanding	40,871	40,663	40,820	40,616